Exhibit 10.64

CONDITIONAL SIGN-ON BONUS AGREEMENT

This Conditional Sign-On Bonus Agreement (the “Agreement”) is entered into by and between GiveMepower Corporation. (including its affiliated companies) (“GMPW”) and Frank I Igwealor (“Officer”) (collectively, the “Parties”).

1.

Conditional Sign-On Bonus. GMPW agrees to pay Candidate a one-time Conditional Sign-On Bonus of 10 million shares of its common stocks (“Bonus”), subject to all required taxes and withholdings, to be paid effective immediately or upon the date on which GMPW amends its articles of incorporation to increase the number of authorized shares of Common Stock to a number of shares sufficient to permit the payment within thirty (30) days following Officer’s first day of work for GMPW (“Start Date”). The Parties agree that the Bonus is an unvested wage advance upon receipt that Candidate will earn in its entirety by remaining employed by GMPW for 12 months following the Start Date.

2.	Repayment of Bonus. Candidate agrees to repay to GMPW all or a prorated amount of the Bonus, according to the following terms:

(a)

Repayment Due to Termination of Employment. If Officer’s employment with GMPW terminates less than 7 full months after the Start Date, Candidate agrees to repay one hundred percent (100%) of the Bonus. If Officer’s employment with GMPW terminates at least 7 full months after the Start Date, but less than 12 full months after the Start Date, Candidate agrees to repay the full amount of the Bonus, less sixteen point thirty-three percent (16.66%) for each full month of employment completed after the sixth month of employment. Candidate agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment. Candidate further agrees that Candidate will repay the Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)

Repayment Forgiveness. GMPW agrees to forgive any repayment due GMPW under this Agreement where GMPW terminates Officer’s employment due to a company- or department-wide reduction-in-force. GMPW may also, in its sole discretion, forgive any repayment due GMPW under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Officer’s voluntary termination of his/her employment, or GMPW’s termination of Officer’s employment for any reason other than those stated in this section 2(b), are not conditions requiring forgiveness of any repayment due GMPW under this Agreement.

(c)

Fair Market Value. The Common stock of GMPW is illiquid.  Although GMPW is listed on the OTC market group, there is no readily available market where the stock could be sold and proceed readily realized.  Although the fair market value of the stock awarded under this agreement is uncertain because the stock trading on the pink sheet is illiquid.  However, for accounting purposes, GMPW used per value of the stock to calculate recognition of employment expenses in the amount of $10,000 for this agreement.

3.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.

Consent to Offset. Candidate agrees that any repayment due GMPW under this Agreement may be deducted to the extent permitted by law from any amounts due Candidate from GMPW at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

5.

Acknowledgements and Integration. Candidate understands he/she has the right to discuss this Agreement with any individual, and that to the extent desired, he/she has availed himself/herself of this opportunity. Candidate further acknowledges that he/she has carefully read and fully understands the provisions of this Agreement, and that he/she is voluntarily entering into it without any duress or pressure from GMPW. Candidate also understands and acknowledges that this Agreement is the entire agreement between him/her and GMPW with respect to this subject matter, and Candidate acknowledges that GMPW has not made any other statements, promises or commitments of any kind (written or oral) to cause Candidate to agree to the terms of this Agreement.

6.

Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

OFFICER/EMPLOYEE	GIVEMEPOWER CORPORATION.
(including its affiliated companies)

Signature:	/s/ Frank I Igwealor	By:	Frank I Igwealor
Printed Name:	Frank I. Igwealor, CPA, JD, CMA, MBA, CFM, MSRM	Title:	President and CEO (Controlling shareholder, Director)
Date:	October 20, 2020	Date:	October 20, 2020

10/20/20 (U.S. and Canada)